Exhibit 99.1



UNITED STATES STEEL CORPORATION ACQUIRES OUTSTANDING INTERESTS IN CLAIRTON 1314B
                                   PARTNERSHIP

     PITTSBURGH, Oct. 31, 2008 - United States Steel Corporation (NYSE: X) announced today that it acquired the equity interests that it did not own in the Clairton 1314B Partnership LP (Partnership) for a price of $104 million, and that the Partnership has been terminated. The Partnership owned and operated two coke batteries at U. S. Steel's Clairton Works, and the financial results of the Partnership had been consolidated in U. S. Steel's financial statements. There will be no change in the operations at Clairton Works as a result of this transaction.
                                      -oOo-
2008-053
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